Exhibit 99.1

KRISPY KREME NAMES JEFF JERVIK EXECUTIVE VICE PRESIDENT OF OPERATIONS

CEO Search Underway

General Counsel to Retire

WINSTON-SALEM, N.C., Oct. 27, 2005 — Krispy Kreme Doughnuts, Inc. (NYSE: KKD) today announced that Jeff Jervik has been named as the Company's Executive Vice President of Operations, effective immediately. Mr. Jervik will report directly to Steve Panagos, President and Chief Operating Officer of Krispy Kreme, and will be responsible for all company- owned operations, franchisee operations and wholesale operations.

Prior to joining Krispy Kreme, Mr. Jervik served as National Vice President of Operations for Pizza Hut Inc., where he was responsible for the operations of over 1,000 Pizza Hut restaurants with sales of approximately $800 million and over 25,000 employees. Most recently, Mr. Jervik owned and operated a chain of Papa John's restaurants in Hawaii which he expanded from inception to become one of the top two pizza chains in the state.

"We are very pleased to have someone with Jeff's extensive operational background join the Krispy Kreme team," said Steve Panagos. "Jeff represents a further step in providing leadership for our operations team. With his extensive background in implementing profitable franchisee growth strategies and improving underperforming operations, we are confident that Krispy Kreme will benefit greatly from Jeff's expertise."

"I see tremendous potential in the Krispy Kreme brand and I am very excited to be joining the Company at this time," said Mr. Jervik. "While we have some challenges ahead of us, I believe that they are manageable and that the opportunities for this business are significant."

Separately, the Company announced today that the Executive Search Committee of the Board of Directors is working with James Mead & Company, a well-respected executive search firm with experience placing top executives in companies such as Starbucks, Sara Lee, Dean Foods and The Gillette Company, to assist in the search for a permanent Chief Executive Officer. The Board and Executive Search Committee look to identify and retain a CEO as soon as possible.

Krispy Kreme also announced today that Frank Murphy, the Company's General Counsel, will be retiring effective December 1, 2005. In order to ensure a smooth transition, Mr. Murphy will serve as an advisor to the Board of Directors and the Company. The Company will initiate a search for Mr. Murphy's successor.

"We regret Frank's decision to retire, but appreciate his guidance and commitment to Krispy Kreme, especially over the past 18 months," said James H. Morgan, Chairman of the Company's Board. "We value Frank's counsel and appreciate his willingness to serve as an advisor during the transition."

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company's signature Hot Original Glazed. Krispy Kreme currently operates approximately 360 stores and 50 satellites in 45 U.S. states, Australia, Canada, Mexico, the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Exchange Commission and the investigation by the United States Attorney's Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative actions, the pending ERISA class action, further actions by the Special Committee, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and actions taken by our franchisees, dependence on the ability of our franchisees to execute on their business plans, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.

Media Contact:
Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 154